UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    December 21, 2009

APPLIED NEUROSOLUTIONS, INC.
(Exact name of Registrant as Specified in its Charter)

  Delaware                                   001-13835                                  39-1661164
 (State or Other Jurisdiction     (Commission file Number)    (IRS Employer
       of  Incorporation)                                                           Identification No.)

    50 Lakeview Parkway, Suite 111, Vernon Hills, IL                               60061
(Address of Principal Executive Offices)                                             (Zip Code)

Registrant’s telephone number, including area code (847) 573-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01                 Entry into a Material Definitive Agreement.

On December 21, 2009, the Registrant signed an amendment to increase the scope of its collaboration agreement with Eli Lilly and Company (“Lilly”) to develop therapeutics to treat Alzheimer’s disease (“AD”), originally announced in 2006.  In addition to the financial terms from the original collaboration agreement with Lilly, the Registrant will receive an up-front cash payment of $750,000 and may receive up to $25.5 million based on achievement of identified milestones.  Royalties would be paid to the Registrant for any AD therapies brought to market that result from this addition to the original collaboration agreement.

A copy of the Registrant’s press release regarding the agreement is attached as Exhibit 99.1.

Exhibits.

99.1           Press release dated December 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 23rd day of December 2009.
APPLIED NEUROSOLUTIONS, INC.

By:               /s/David Ellison
Name:  David Ellison
Title:    Chief Financial Officer

Exhibit 99.1
Applied NeuroSolutions Announces Increased Scope of Alzheimer’s Disease Drug Discovery Collaboration with Eli Lilly and Company

Vernon Hills, IL December 22, 2009 - Applied NeuroSolutions, Inc. (OTCBB:APSN, www.AppliedNeuroSolutions.com), a biotechnology company focused on the development of products for the early diagnosis and treatment of Alzheimer's disease ("AD"), today announced that it has reached agreement with Eli Lilly and Company (NYSE:LLY) to increase the scope of its drug discovery collaboration.

In addition to the financial terms from the original collaboration agreement with Lilly announced in 2006, Applied NeuroSolutions will receive an up-front cash payment of $750,000 and may receive up to $25.5 million based on achievement of identified milestones.  Royalties would be paid to Applied NeuroSolutions for any AD therapies brought to market that result from this addition to the original collaboration agreement.

“We are expanding our collaboration with Eli Lilly and Company focused on the development of new treatments for patients suffering from Alzheimer’s disease,” commented Craig S. Taylor, Ph.D., Applied NeuroSolutions’ President and CEO.  “Lilly continues to see the value in collaborating with Applied NeuroSolutions and our founding scientist, Dr. Peter Davies, a world renowned leader in Alzheimer’s disease research.  In total, our collaboration has the potential to produce multiple drug candidates, each targeting unique mechanisms.”

“APNS has developed valuable reagents for understanding tau biology. We look forward to utilizing these tools, along with Professor Davies’ expertise, to accelerate development of therapies that target tau in Alzheimer’s disease,” said Dr. Michael Hutton, Chief Scientific Officer of the Neurodegeneration Drug Hunting Team at Lilly.

About Applied NeuroSolutions:

Applied NeuroSolutions, Inc. (OTC BB:APSN - News) is developing diagnostics and therapeutics to detect and treat Alzheimer's disease (AD) building on discoveries originating from the Albert Einstein College of Medicine.  Applied NeuroSolutions is in a collaboration with Eli Lilly and Company to develop novel therapeutic compounds to treat the progression of AD.  For its diagnostic pipeline, Applied NeuroSolutions is focused on both serum and cerebrospinal fluid (CSF) tests to detect AD at a very early stage.  The CSF based P-Tau 231 test now being offered for use in clinical trials can effectively differentiate AD patients from those with other neurological diseases that have similar symptoms. There is currently no FDA approved diagnostic test to detect AD.  Alzheimer's disease currently afflicts over five million Americans, and the world market for AD therapy is currently estimated to be nearly 35 million patients.  For more information, visit www.AppliedNeuroSolutions.com

This press release contains forward-looking statements about Applied NeuroSolutions. The company wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.AppliedNeuroSolutions.com, and review the company's filings with the Securities and Exchange Commission.

Contact:
Applied NeuroSolutions, Inc. 847-573-8000
Craig Taylor, President and CEO
David Ellison, CFO